SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                             (Amendment No._______)


                   Championship Auto Racing Teams Inc. (CPNT)
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    158711101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 October 5, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

----------
     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 158711101
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     S. Muoio & Co. LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     884,400

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     884,400

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     884,400

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.0%

12.  TYPE OF REPORTING PERSON

     OO, IA

CUSIP No. 158711101
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Salvatore Muoio

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     884,400

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     884,400

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     884,400

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.0%

12.  TYPE OF REPORTING PERSON

     IN, HC

CUSIP No. 158711101
            ---------------------


Item 1(a).  Name of Issuer:

            Championship Auto Racing Teams Inc. (CPNT)
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

            5350 Lakeview Parkway Drive South
            Indianapolis, IN 46268
            ____________________________________________________________________

Item 2(a) - (c). Name, Principal Business Address, and Citizenship of Person:

               S. Muoio & Co. LLC
               509 Madison Avenue, Suite 406
               New York, NY 10022

               S. Muoio & Co. LLC: Delaware Limited Liability Company

               Salvatore Muoio
               c/o S. Muoio & Co. LLC
               509 Madison Avenue, Suite 406
               New York, NY 10022

               Salvatore Muoio: United States of America

        (d) Title of Class of Securities:

               Common Stock, $0.01 par value

        (e) CUSIP Number: 158711101


            ____________________________________________________________________


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

        (a) Amount Beneficially Owned:

            S. Muoio & Co. LLC: 884,400
            Salvatore Muoio: 884,400

        (b) Percent of Class:

            S. Muoio & Co. LLC: 6.0%
            Salvatore Muoio: 6.0%

        (c) Number of shares as to which S. Muoio & Co. LLC has:

          (i)   Sole power to vote or to direct the vote
                                                                              0
                                                         ______________________,


          (ii)  Shared power to vote or to direct the vote              884,400
                                                          _____________________,


          (iii) Sole power to dispose or to direct the
                disposition of                                                0
                                                          _____________________,

          (iv)  Shared power to dispose or to direct the
                disposition of                                          884,400
                                                          _____________________.


        Number of shares as to which Salvatore Muoio has:

          (i)   Sole power to vote or to direct the vote
                                                                              0
                                                         ______________________,


          (ii)  Shared power to vote or to direct the vote
                                                                        884,400
                                                          _____________________,


          (iii) Sole power to dispose or to direct the
                disposition of                                                0
                                                          _____________________,

          (iv)  Shared power to dispose or to direct the
                disposition of                                           884,400
                                                          _____________________.
        _____________________.

Item 5.  Ownership of Five Percent or Less of a Class.


               Not Applicable.
         _______________________________________________________________________


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


               Not Applicable
         _______________________________________________________________________


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.


               Not Applicable
         _______________________________________________________________________


Item 8.  Identification  and  Classification  of Members of the Group.


               Not Applicable
         _______________________________________________________________________


Item 9.  Notice of Dissolution of Group.

               Not Applicable
          ______________________________________________________________________

Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   S. MUOIO & CO. LLC*
                                                   By: /s/ Salvatore Muoio
                                                       ______________________
                                                       Name: Salvatore Muoio
                                                       Title: Managing Member


                                                   SALVATORE MUOIO*
                                                   /s/ Salvatore Muoio
                                                   ______________________
                                                   Name: Salvatore Muoio
                                                   Title: Managing Member
Date:  October 11, 2005

* The Reporting Persons disclaim beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein.

                                                                  Exhibit A

                                    AGREEMENT


     The undersigned agree that this Schedule 13G dated October 11, 2005 relating to the Common Stock, $.01 par value, of Championship Auto Racing Teams, Inc. shall be filed on behalf of the undersigned.

                                                   S. MUOIO & CO. LLC
                                                   By: /s/ Salvatore Muoio
                                                       ______________________
                                                       Name: Salvatore Muoio
                                                       Title: Managing Member


                                                   SALVATORE MUOIO
                                                   /s/ Salvatore Muoio
                                                   ______________________
                                                   Name: Salvatore Muoio
                                                   Title: Managing Member
Date: October 11, 2005


01834.0001 #606880